                                                                    EXHIBIT 2












                         AGREEMENT AND PLAN OF REORGANIZATION



                                  LIFE BANCORP, INC.

                        BB&T FINANCIAL CORPORATION OF VIRGINIA
                                         and
                                   BB&T CORPORATION

                                  TABLE OF CONTENTS
                                                                           Page

ARTICLE I   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.1     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2     Terms Defined Elsewhere. . . . . . . . . . . . . . . . . . . .   5

ARTICLE II  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    2.1     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
    2.2     Filing; Plan of Merger . . . . . . . . . . . . . . . . . . . .   6
    2.3     Effective Time . . . . . . . . . . . . . . . . . . . . . . . .   7
    2.4     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    2.5     Effect of Merger . . . . . . . . . . . . . . . . . . . . . . .   7
    2.6     Further Assurances . . . . . . . . . . . . . . . . . . . . . .   7
    2.7     Merger Consideration . . . . . . . . . . . . . . . . . . . . .   8
    2.8     Conversion of Shares; Payment of Merger Consideration. . . . .   8
    2.9     Conversion of Stock Options. . . . . . . . . . . . . . . . . .   9
    2.10    Merger of Subsidiary . . . . . . . . . . . . . . . . . . . . .  10
    2.11    Anti-Dilution. . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF Life . . . . . . . . . . . .  11
    3.1     Capital Structure. . . . . . . . . . . . . . . . . . . . . . .  11
    3.2     Organization, Standing and Authority . . . . . . . . . . . . .  11
    3.3     Ownership of  Subsidiaries . . . . . . . . . . . . . . . . . .  11
    3.4     Organization, Standing and Authority of the Subsidiaries . . .  12
    3.5     Authorized and Effective Agreement . . . . . . . . . . . . . .  12
    3.6     Securities Filings; Statements True. . . . . . . . . . . . . .  13
    3.7     Minute Books . . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.8     Adverse Change . . . . . . . . . . . . . . . . . . . . . . . .  13
    3.9     Absence of Undisclosed Liabilities . . . . . . . . . . . . . .  14
    3.10    Properties . . . . . . . . . . . . . . . . . . . . . . . . . .  14
    3.11    Environmental Matters. . . . . . . . . . . . . . . . . . . . .  14
    3.12    Loans; Allowance for Loan Losses . . . . . . . . . . . . . . .  15
    3.13    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . .  15
    3.14    Employees; Compensation; Benefit Plans . . . . . . . . . . . .  16
    3.15    Certain Contracts. . . . . . . . . . . . . . . . . . . . . . .  20
    3.16    Legal Proceedings; Regulatory Approvals. . . . . . . . . . . .  21
    3.17    Compliance with Laws; Filings. . . . . . . . . . . . . . . . .  21
    3.18    Brokers and Finders. . . . . . . . . . . . . . . . . . . . . .  21
    3.19    Repurchase Agreements; Derivatives . . . . . . . . . . . . . .  22
    3.20    Deposit Accounts . . . . . . . . . . . . . . . . . . . . . . .  22
    3.21    Related Party Transactions . . . . . . . . . . . . . . . . . .  22
    3.22    Certain Information. . . . . . . . . . . . . . . . . . . . . .  22
    3.23    Tax and Regulatory Matters . . . . . . . . . . . . . . . . . .  23
    3.24    State Takeover Laws. . . . . . . . . . . . . . . . . . . . . .  23
    3.25    Labor Relations. . . . . . . . . . . . . . . . . . . . . . . .  23

    3.26    Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BB&T . . . . . . . . . . . .  23
    4.1     Capital Structure of BB&T. . . . . . . . . . . . . . . . . . .  24
    4.2     Organization, Standing and Authority of BB&T . . . . . . . . .  24
    4.3     Authorized and Effective Agreement . . . . . . . . . . . . . .  24
    4.4     Organization, Standing and Authority of BB&T Subsidiaries. . .  25
    4.5     Securities Documents . . . . . . . . . . . . . . . . . . . . .  25
    4.6     Financial Statements . . . . . . . . . . . . . . . . . . . . .  25
    4.7     Adverse Change . . . . . . . . . . . . . . . . . . . . . . . .  25
    4.8     Absence of Undisclosed Liabilities . . . . . . . . . . . . . .  26
    4.9     Compliance with Laws . . . . . . . . . . . . . . . . . . . . .  26
    4.10    Certain Information. . . . . . . . . . . . . . . . . . . . . .  26
    4.11    Tax and Regulatory Matters.. . . . . . . . . . . . . . . . . .  26
    4.12    Share Ownership. . . . . . . . . . . . . . . . . . . . . . . .  26
    4.13    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE V   COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    5.1     Life Shareholder Meeting . . . . . . . . . . . . . . . . . . .  27
    5.2     Registration Statement; Proxy Statement/Prospectus . . . . . .  27
    5.3     Plan of Merger; Reservation of Shares. . . . . . . . . . . . .  28
    5.4     Additional Acts. . . . . . . . . . . . . . . . . . . . . . . .  28
    5.5     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . .  28
    5.6     Certain Accounting Matters . . . . . . . . . . . . . . . . . .  29
    5.7     Access to Information. . . . . . . . . . . . . . . . . . . . .  29
    5.8     Press Releases . . . . . . . . . . . . . . . . . . . . . . . .  30
    5.9     Forbearances of Life . . . . . . . . . . . . . . . . . . . . .  30
    5.10    Employment Agreements. . . . . . . . . . . . . . . . . . . . .  32
    5.11    Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .  33
    5.12    Section 401(k) Plan; ESOP; Welfare and Other Benefits. . . . .  33
    5.13    Directors and Officers Protection. . . . . . . . . . . . . . .  35
    5.14    Forbearances of BB&T . . . . . . . . . . . . . . . . . . . . .. 35
    5.15    Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    5.16    Exchange Listing . . . . . . . . . . . . . . . . . . . . . . .  36
    5.17    Board of Directors of Virginia Banking Subsidiary. . . . . . .  36

ARTICLE VI  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . .  37
    6.1     Conditions Precedent --BB&T and Life . . . . . . . . . . . . .  37
    6.2     Conditions Precedent -- Life . . . . . . . . . . . . . . . . .  38
    6.3     Conditions Precedent -- BB&T . . . . . . . . . . . . . . . . .  38

ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT . . . . . . . . . .  40
    7.1     Termination. . . . . . . . . . . . . . . . . . . . . . . . . .  40
    7.3     Survival of Representations, Warranties and Covenants. . . . .  43
    7.4     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    7.5     Amendment or Supplement. . . . . . . . . . . . . . . . . . . .  43

ARTICLE VIII MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    8.2     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .  44
    8.3     No Assignment. . . . . . . . . . . . . . . . . . . . . . . . .  44
    8.4     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    8.5     Specific Performance . . . . . . . . . . . . . . . . . . . . .  45
    8.6     Captions . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    8.7     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  45
    8.8     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  45


Annexes

    Annex A - Articles of Merger
    Annex B - BB&T Option Agreement
    Annex C - Employment Agreement with Edward E. Cunningham
    Annex D - Employment Agreement with Tollie W. Rich, Jr.
    Annex E - Form of Employment Agreement with Nelson R. Arnold, T. Frank
               Clements, Ralph T. Dempsey, Emory J. Dunning and Edward M. Locke

                         AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of October 29, 1997, among LIFE BANCORP, INC. ("Life"), a Virginia corporation having its principal office at Norfolk, Virginia, BB&T FINANCIAL CORPORATION OF VIRGINIA, a Virginia corporation having its principal office at Virginia Beach, Virginia ("BB&T Financial"), and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                                   R E C I T A L S:

       The parties desire that Life shall be merged with and into BB&T
Financial (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form set forth in Articles of Merger attached as Annex A hereto ("Articles of Merger"), and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into this Agreement, Life is concurrently granting to BB&T an option to acquire, under certain circumstances, Life's common stock pursuant to a Stock Option Agreement between BB&T and Life in the form attached hereto as Annex B (the "BB&T Option Agreement").

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

1.1    Definitions

       When used herein, the capitalized terms set forth below shall have the following meanings:

       "Affiliate" means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

       "BB&T Common Stock" shall mean the shares of common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, Rights Agent relating to BB&T's Series B Junior Participating Preferred Stock, $5 par value.

       "BB&T Option Agreement" shall mean the Option Agreement dated as of even date herewith under which BB&T has an option to purchase shares of Life, as amended from time to time, which shall be executed immediately following execution of this Agreement.

       "BB&T Subsidiaries" shall mean all bank Subsidiaries of BB&T at the Effective Time.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Commission" shall mean the Securities and Exchange Commission.

       "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

       "Disclosed" shall mean disclosed in the Life Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

       "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

       "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "FDIC" shall mean the Federal Deposit Insurance Corporation.

       "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

       "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheets (including related notes and schedules, if any) of BB&T as of December 31, 1996, 1995, and 1994, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994, as filed by BB&T in Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1996, and (b) with respect to Life, (i) the consolidated balance sheets (including related notes and schedules, if any) of Life as of December 31, 1996, 1995, and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1996, 1995, and 1994 as filed by Life in Securities Documents and (ii) the consolidated balance sheets of Life (including related notes and schedules, if any) and the related consolidated statements of operations, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Life with respect to periods ended subsequent to December 31, 1996.

       "GAAP" means generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

       "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos; (iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

       "IRS" shall mean the Internal Revenue Service.

       "Life Common Stock" shall mean the shares of common stock, par value $.01 per share, of Life.

       "Life Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Life Disclosure Memorandum" and dated the date of this Agreement and delivered not later than the date of execution of this Agreement by Life to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

       "Life Subsidiaries" shall mean the current Subsidiaries of Life, and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Life in the future and held as a Subsidiary by Life at the Effective Time.

       "Material Adverse Effect" on BB&T or Life shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries, taken as a whole, or Life and the Life Subsidiaries, taken as a whole, or (ii) materially impairs the ability of BB&T or Life to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or Life taken with the prior written consent of the other in contemplation of the transactions contemplated hereby (including any actions taken by Life pursuant to Section 5.6 of this Agreement), (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger, (c) any effect with respect to a party hereto caused, in whole or in part, by the other party.

       "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

       "NYSE" shall mean the New York Stock Exchange, Inc.

       "OTS" shall mean the Office of Thrift Supervision.

       "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

       "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Life to solicit their votes in connection with this Agreement and the Plan of Merger.

       "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto, as filed with the Commission under the Securities Act with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

       "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

       "SAIF" shall mean the Savings Association Insurance Fund.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

       "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and the rules and regulations of the Commission promulgated thereunder.

       "State Board" shall mean the Virginia State Corporation Commission, Bureau of Financial Institutions.

       "Stock Option" shall mean, collectively, any option granted under the Stock Option Plan and unexercised on the date hereof to acquire shares of Life Common Stock, aggregating 873,702 shares.

       "Stock Option Plan" shall mean Life's 1995 Stock Option Plan.

       "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

       "TILA" shall mean the Truth in Lending Act, as amended.

       "VSCA" shall mean the Virginia Stock Corporation Act, as amended.

1.2    Terms Defined Elsewhere

       The capitalized terms set forth below are defined in the following sections:

         Agreement                          Introduction
         Articles of Merger                 Recitals
         BB&T                               Introduction
         BB&T Financial                     Introduction
         BB&T Option Agreement              Recitals
         BB&T Option Plan                   Section 2.9
         BB&T Ratio                         Section 7.1(g)
         BB&T-Virginia                      Section 5.17
         Closing                            Section 2.4
         Closing Date                       Section 2.4
         Closing Value                      Section 2.7(b)
         Constituent Corporations           Section 2.1
         Determination Date                 Section 7.1(g)
         Effective Time                     Section 2.3
         Exchange Ratio                     Section 2.7
         Index Group                        Section 7.1(g)
         Index Price                        Section 7.1(g)
         Life                               Introduction
         Merger                             Recitals
         Merger Consideration               Section 2.7
         Plan                               Section 3.14(b)(i)
         Plan of Merger                     Recitals
         RRP                                5.12(d)
         Starting Date                      Section 7.1(g)
         Surviving Corporation              Section 2.1(a)


                                      ARTICLE II
                                      THE MERGER

2.1    Merger

       BB&T Financial and Life are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the VSCA. At the Effective
Time:

       (a) Life shall be merged with and into BB&T Financial in accordance with the applicable provisions of the VSCA, with BB&T Financial being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

       (b) The separate existence of Life shall cease and the Merger shall in all respects have the effect provided in Section 2.5.

       (c) The Articles of Incorporation of BB&T Financial at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation.

       (d) The Bylaws of BB&T Financial at the Effective Time shall become the Bylaws of the Surviving Corporation.


2.2    Filing; Plan of Merger

       The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding the requisite number of shares of each of Life and BB&T Financial. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of the Constituent Corporations shall constitute adoption and approval of the Plan of Merger.

2.3    Effective Time

       The Merger shall be effective at the day and hour specified in the Articles of Merger filed with the Virginia State Corporation Commission (herein sometimes referred to as the "Effective Time").

2.4    Closing

       The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

2.5    Effect of Merger

       From and after the Effective Time, the separate existence of Life shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6    Further Assurances

       If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7    Merger Consideration

       As used herein, the term "Merger Consideration" shall mean the portion of a whole share of BB&T Common Stock to be exchanged for each share of Life Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be exchanged for a share of Life Common Stock, determined as follows:

       (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of Life Common Stock shall be in the ratio of .58 shares of BB&T Common Stock for each such share of Life Common Stock (the "Exchange Ratio"); provided, that if the product of the Exchange Ratio multiplied by the Closing Value (defined below) is less than $33.00, the Exchange Ratio shall be increased by an amount necessary to increase such product to $33.00, but in no event shall the Exchange Ratio exceed .60.

       (b) For purposes of this Section 2.7, the "Closing Value" of BB&T Common Stock shall mean the average closing price per share on the NYSE Composite Transactions List (as reported by The Wall Street Journal) for the ten trading days (determined by excluding days on which the NYSE is closed) immediately preceding the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

       (c) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. No person will be entitled to dividends, voting rights, or any other rights as a BB&T shareholder in respect of any fractional share.

2.8    Conversion of Shares; Payment of Merger Consideration

       (a) At the Effective Time, by virtue of the Merger and without any action on the part of Life or the holders of record of Life Common Stock, each share of Life Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Life Common Stock (as provided in paragraph (d) below), the Merger Consideration.

       (b) Each share of BB&T Financial Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

       (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Life Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Life Common Stock. With respect to any certificate for Life Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of Life Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

       (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Life shareholder a form of letter of transmittal and instructions for use in effecting the surrender, in exchange for the Merger Consideration, of the certificates which, immediately prior to the Effective Time, represented any shares of Life Common Stock. Upon surrender of such certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

       (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by Life in respect of shares of Life Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by law, former shareholders of record of

Life shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Life Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Life Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but after the Effective Time no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Life Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share of Life Common Stock represented by such certificate.

2.9    Conversion of Stock Options

       (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted automatically into and become an option under the BB&T 1995 Omnibus Stock Incentive Plan (the "BB&T Option Plan"), and shall be governed by the terms and conditions of the BB&T Option Plan; provided, that in no event shall the vesting, exercise and duration provisions of any Stock Option following conversion to an option under the BB&T Option Plan be less favorable to the optionee than provided under the individual stock option agreements as in effect under the Stock Option Plan immediately preceding the Effective Time. In making such conversion, (i) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Life Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, (ii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent, and (iii) no restrictions on transfers shall be placed on shares of BB&T Common Stock received through the exercise of the option except to the extent such restrictions would have been placed on such shares under such Life plan or are required by the Securities Laws. In addition, each such Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. BB&T and Life agree to take all necessary steps to effectuate the foregoing provisions of this
Section 2.9. Each grant of a converted option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion, be approved in accordance with the provisions of Rule 16b-3.

       (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto. BB&T has reserved under the BB&T Option Plan adequate shares of BB&T Common Stock for delivery upon exercise of any such converted options.

2.10   Merger of Subsidiary

       In the event that BB&T shall request, Life shall take such actions, and shall cause the Life Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Life Subsidiaries with and into, in each case, one of the BB&T Subsidiaries, provided that such actions will not substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

2.11   Anti-Dilution

       In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Merger Consideration and the Exchange Ratio shall be proportionately adjusted.

                                     ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF Life

       Except as Disclosed, Life represents and warrants to BB&T as follows (no representation or warranty herein of Life shall be deemed to be inaccurate unless the inaccuracy would permit BB&T to refuse to consummate the Merger under the applicable standard set forth in Section 6.3(a)):

3.1    Capital Structure

       The authorized capital stock of Life consists of 30,000,000 shares of Life Common Stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share. No other classes of capital stock of Life are authorized. As of the date hereof, 9,847,581 shares of Life Common Stock are issued and outstanding, and no other shares of capital stock of Life, common or preferred, are issued and outstanding. All outstanding shares of Life Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for (i) shares of Life Common Stock reserved in connection with the Stock Option Plan, (ii) 1,959,668 shares of Life Common Stock reserved in connection with the BB&T Option Agreement, and (iii) 218,869 shares of outstanding Life Common Stock held by Life's Recognition and Retention Plan as of the date of this Agreement, of which 218,449 shares are subject to plan share awards as of the date of this Agreement. Life has granted options to acquire 873,702 shares of Life Common Stock under the Stock Option Plan, which options are outstanding
as of the date hereof.   Except as set forth in this Section 3.1, there are no
Rights authorized, issued or outstanding with respect to the capital stock of Life. Holders of Life Common Stock do not have preemptive rights.

3.2    Organization, Standing and Authority

       Life is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Life is not required to be qualified to do business in any other state of the United States or foreign jurisdiction.

3.3    Ownership of  Subsidiaries

       Section 3.3 of the Life Disclosure Memorandum lists all of the Life Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Life (directly or indirectly), the percentage ownership interest so owned by Life, and its business activities. The outstanding shares of capital stock or other equity interests of the Life Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Life free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Life Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Life to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Life Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the Life Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than Life's Subsidiaries) owned by Life, directly or indirectly.

3.4    Organization, Standing and Authority of the Subsidiaries

       Each Life Subsidiary which is a depository institution is a federally chartered capital stock savings bank and its deposits are insured by SAIF. Each of the Life Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Life Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business in each jurisdiction as Disclosed. No Life Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction or is engaged in any type of activities that have not been Disclosed.

3.5    Authorized and Effective Agreement

       (a) Life has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Life shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Articles of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action except, in the case of this Agreement and the Plan of Merger, the approval of Life shareholders. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of Life, and each is enforceable against Life in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

       (b) Neither the execution and delivery of this Agreement, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Life with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Life or any Life Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Life or any Life Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Life or any Life Subsidiary.

       (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Life of the Merger and the other transactions contemplated in this Agreement.

3.6    Securities Filings; Statements True

       (a) Life has timely filed all Securities Documents required by the Securities Laws since December 31, 1994. Life has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by Life with the Commission after December 31, 1994 and prior to the date hereof, which are all of the Securities Documents that Life was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       (b) The Financial Statements of Life fairly present or will fairly present, as the case may be, the consolidated financial position of Life and the Life Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP applied on a consistent basis.

       (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Life or any Life Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7    Minute Books

       The minute books of Life and each of the Life Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

3.8    Adverse Change

       Since December 31, 1996, Life and the Life Subsidiaries have not incurred any liability except as disclosed in the most recent Life Financial Statements, or entered into any transactions with Affiliates, other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition or results of operations of Life and the Life Subsidiaries, taken as a whole.

3.9    Absence of Undisclosed Liabilities

       All liabilities (including contingent liabilities) of Life and the Life Subsidiaries are disclosed in the most recent Financial Statements of Life or incurred in the ordinary course of its business since the date of Life's most recent Financial Statements.

3.10   Properties

       (a) Life and the Life Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of Life as of December 31, 1996, or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

       (b) All leases and licenses pursuant to which Life or any Life Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property, are valid and enforceable in accordance with their respective terms.

3.11   Environmental Matters

       (a) Life and the Life Subsidiaries are and at all times have been in compliance with all Environmental Laws, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

       (b) There are no pending Environmental Claims, and neither Life nor any Life Subsidiary has received notice of any pending Environmental Claims, and to the best knowledge of Life there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Life or any Life Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Life or any Life Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Life or any Life Subsidiary, or any real or personal property which Life or any Life Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Life or any Life Subsidiary holds a security interest securing a loan recorded on the books of Life or any Life Subsidiary. Neither Life nor any Life Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing liability under any Environmental Laws.

       (c) Life and the Life Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Life relating to all real and personal property owned or leased by Life or any Life Subsidiary and all real and personal property which Life or any Life Subsidiary has or is judged to have managed or supervised or participated in the management of.

       (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Life or any Life Subsidiary or against any person or entity whose liability for any Environmental Claim Life or any Life Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12   Loans; Allowance for Loan Losses

       (a) All of the loans on the books of Life and the Life Subsidiaries are valid and properly documented, and were made in the ordinary course of business. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

       (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Life are adequate as of their respective dates, under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13   Tax Matters

       (a) Life and the Life Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns. Neither Life nor any Life Subsidiary has any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Life and the Life Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

       (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Life and the Life Subsidiaries are complete and accurate. Neither Life nor any Life Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Life or any Life Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Life or any Life Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit examination or deficiency or refund litigation with respect to such returns is pending.

       (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

       (d) Neither Life nor any of the Life Subsidiaries is a party to any tax allocation or sharing agreement and none has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Life or a Life Subsidiary) or has any liability for taxes of any person (other than Life and the Life Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

       (e) Each of Life and the Life Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

       (f) Neither Life nor any of the Life Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

3.14   Employees; Compensation; Benefit Plans

       (a) Compensation. Life has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Life and of each Life Subsidiary and each other person (in each case other than an employee of such companies) to whom Life or any Life Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

       (b)    Employee Benefit Plans.

              (i) Life has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Life or any Life Subsidiary, to which Life or any Life Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Life or any Life Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) and which is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including without limitation benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in
         Section 3(3) of ERISA, whether or not funded and whether or not terminated.

              (ii) Neither Life nor any Life Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

              (iii) None of the Plans obligates Life or any Life Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

              (iv) Each Plan has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Life or any Life Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Life nor any Life Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Life or any Life Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

              (v)     Each Plan that is intended to be qualified under
         Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

              (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Life or any Life Subsidiary is a member or was a member during such five-year period.

              (vii) As of the Closing Date, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date

         (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made.
         With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

              (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Life nor to the best knowledge of Life, any Life Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject Life or any Life Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

              (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

              (x) Life and each Life Subsidiary has been and is presently in compliance with all of the requirements of
         Section 4980B of the Code.

              (xi) Neither Life nor any Life Subsidiary has a liability as of December 31, 1996, under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial
         Statements of Life as of December 31, 1996 or otherwise
         Disclosed.

              (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Life's or any Life Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting or by the accelerated allocation of previously unallocated Plan assets).

              (xiii) With respect to each Plan, Life has Disclosed or made available true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements, (E) all governmental filings for the last three years, including without limitation, excise tax returns and reportable events filings, and
         (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

              (xiv) Each of the Plans as applied to Life and any Life Subsidiary may be amended or terminated at any time by action of Life's Board of Directors, committee of the Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Life or a Life Subsidiary thereunder).

3.15   Certain Contracts

       (a) Neither Life nor any Life Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including without limitation agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Life or any Life Subsidiary or the guarantee by Life or any Life Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Life or any Life Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Life or any Life Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is materially altered, upon the occurrence of a transaction involving Life of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect.

       (b) Neither Life nor any Life Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16   Legal Proceedings; Regulatory Approvals

       There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Life, threatened against Life or any Life Subsidiary or against any asset, interest, plan or right of Life or any Life Subsidiary, or to the best knowledge of Life against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of Life, threatened against any present or former director or officer of Life or any Life Subsidiary that would reasonably be expected to give rise to a claim against Life or any Life Subsidiary for indemnification. There are no actual or, to the best knowledge of Life threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of Life, no fact or condition relating to Life or any Life Subsidiary exists (including without limitation noncompliance with the CRA) that would prevent Life or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17   Compliance with Laws; Filings

       Each of Life and each Life Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Life nor any Life Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation,
(ii) threatening to revoke any permit, license, registration, or other government authorization, or (iii) restricting or in any way limiting its operations. Neither Life nor any Life Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1994, Life and each of the Life Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including without limitation the Commission, OTS, FDIC, Federal Reserve Board and State Board. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18   Brokers and Finders

       Neither Life nor any Life Subsidiary, nor any of its officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for fees to accountants and lawyers and an obligation, the amount and nature of which has been Disclosed, to Sandler O'Neill & Partners, L.P. for investment banking services.

3.19   Repurchase Agreements; Derivatives

       (a) With respect to all agreements currently outstanding pursuant to which Life or any Life Subsidiary has purchased securities subject to an agreement to resell, Life or the Life Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Life or any Life Subsidiary has sold securities subject to an agreement to repurchase, neither Life nor the Life Subsidiary has pledged collateral materially in excess of the amount of the debt secured thereby. Neither Life nor any Life Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

       (b) Neither Life nor any Life Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20   Deposit Accounts

       The deposit accounts of the Life Subsidiaries that are depository institutions are insured by the SAIF to the maximum extent permitted by federal law, and the Life Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under the SAIF.


3.21   Related Party Transactions

       Life has Disclosed all existing transactions, investments and loans, including loan guarantees, to which Life or any Life Subsidiary is a party with any director, executive officer or 5% shareholder of Life or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Life than could be obtained from unrelated parties.

3.22   Certain Information

       When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Life to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Life, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.23   Tax and Regulatory Matters

       Neither Life nor any Life Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interest (except to the extent actions taken pursuant to this Agreement could have such an effect) or not to constitute a reorganization under
Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24   State Takeover Laws

       Life and each Life Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, including without limitation the provisions of Sections 13.1-728.1 to 13.1-728.9 of the VSCA.

3.25   Labor Relations

       Neither Life nor any Life Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Life or any Life Subsidiary a party to any collective bargaining agreement. There is no strike or other labor dispute involving Life or any Life Subsidiary, pending or threatened, nor to the best knowledge of Life is there any activity involving any employees of Life or any Life Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.


3.26   Fairness Opinion

       Life has received from Sandler O'Neill & Partners L.P. an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of Life from a financial point of view.

                                 ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES
                                  OF BB&T

       BB&T represents and warrants to Life as follows (no representation or warranty herein of BB&T shall be deemed to be inaccurate unless the inaccuracy would permit Life to refuse to consummate the Merger under the applicable standard set forth in
Section 6.2(a)):

4.1    Capital Structure of BB&T

       The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares are issued and outstanding, and (ii) 300,000,000 shares of BB&T Common Stock, of which 134,308,475 shares were issued and outstanding on September 30, 1997. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in
Section 5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2    Organization, Standing and Authority of BB&T

       BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a bank holding company under the Federal Bank Holding Company Act of 1956, as amended.

4.3    Authorized and Effective Agreement

       (a) Each of BB&T and BB&T Financial has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of BB&T and BB&T Financial. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T and BB&T Financial, and each is enforceable against BB&T and BB&T Financial in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity, and except that the availability of remedies or injunctive relief is within the discretion of the appropriate court.

       (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T or BB&T Financial with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

       (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T and BB&T Financial of the Merger and the other transactions contemplated in this Agreement.

4.4    Organization, Standing and Authority of BB&T Subsidiaries

       Each of the BB&T Subsidiaries and BB&T Financial is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries and BB&T Financial. Each of the BB&T Subsidiaries and BB&T Financial
(i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5    Securities Documents

       BB&T has timely filed all Securities Documents required by the Securities Laws since December 31, 1994. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6    Financial Statements

       The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments) in conformity with GAAP applied on a consistent basis.

4.7    Adverse Change

       Since December 31, 1996, BB&T on a consolidated basis has not incurred any liability except as disclosed on the most recent BB&T Financial Statements, or entered into any transactions with Affiliates other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition or results of operations of BB&T, on a consolidated basis.

4.8    Absence of Undisclosed Liabilities

       All liabilities (including contingent liabilities) of BB&T and the BB&T Subsidiaries are disclosed in the most recent Financial Statements of BB&T or incurred in the ordinary course of its business since the date of BB&T's most recent Financial Statements.

4.9    Compliance with Laws

       Each of BB&T and the BB&T Subsidiaries is in compliance with all statutes and regulations (including, but not limited to, the CRA, TILA and regulations promulgated thereunder and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither BB&T nor any of the BB&T Subsidiaries has received any notification that has not lapsed, been withdrawn or abandoned from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither BB&T nor any of the BB&T Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.

4.10   Certain Information

       When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Life to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.11   Tax and Regulatory Matters

       Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to be accounted for as a pooling-of-interest or not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

4.12   Share Ownership

       As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of Life Common Stock.

4.13   Legal Proceedings

       There are no actual or, to the best knowledge of BB&T, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. To the best knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including without limitation, noncompliance with the CRA) that would prevent BB&T or Life from obtaining all of the federal and state regulatory approvals contemplated herein.

                                      ARTICLE V
                                      COVENANTS

5.1    Life Shareholder Meeting

       Life shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement the Board of Directors of Life agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Life, recommend that Life's shareholders vote for such approval; provided, that the Board of Directors of Life may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in view of its fiduciary duty to Life's shareholders following

(i) the consideration of written advice of legal counsel that making such recommendation or the failure to withdraw or modify such recommendation would, more likely than not, constitute a breach of the fiduciary duties of such Board to shareholders of Life, and (ii) the withdrawal by Sandler O'Neill & Partners L.P. in writing of its opinion referred to in Section 3.26 or the delivery to the Life Board of Directors of written advice from Sandler O'Neill & Partners L.P. that the Merger Consideration is not fair or is inadequate to the shareholders of Life from a financial point of view.

5.2    Registration Statement; Proxy Statement/Prospectus

       As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Life will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and Life shall use their reasonable best efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Life shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Life shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws and the VSCA.

5.3    Plan of Merger; Reservation of Shares

       At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In this connection, BB&T undertakes and agrees (i) to cause BB&T Financial to adopt the Plan of Merger; (ii) to vote the shares of BB&T Financial common stock for approval of the Plan of Merger; and (iii) to pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the portion of the Consideration to be distributed in the form of BB&T Common Stock, and agrees to not take any action that would cause the aggregate number of shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger.

5.4    Additional Acts

       (a) Life agrees to take such actions as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this

Agreement, including the covenant to not take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

       (b) As promptly as practicable after the date hereof, BB&T and Life shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the OTS, and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Life and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, their respective Subsidiaries, and any of their respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

       (c) BB&T agrees that its Board of Directors or authorized Board committee shall approve prior to the Effective Time each grant of a converted option (as described in Section 2.9(a) hereof) to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 of the Exchange Act.

5.5    Best Efforts

       (a) BB&T and Life shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI and to consummate the transactions herein contemplated at the earliest practicable date. Neither BB&T nor Life shall take, or cause or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

       (b) Without limiting the generality of the foregoing, prior to the Effective Time, Life shall offer and sell for fair value to individuals or entities unaffiliated with Life or BB&T (and which are not investment banking firms purchasing for their own accounts) such number of shares of Life Common Stock as shall be deemed necessary or advisable, in the opinion of BB&T's independent accountants, in order for the Merger to qualify to be accounted for as a pooling-of-interests under GAAP. Life shall consult with BB&T with respect to the number of shares, if any, to be sold and the timing and manner of such sale, and the identity of the purchaser, which may involve placement agents or, with BB&T's consent, underwriters, in order to ensure that the sale will comply with requirements for pooling-of-interest accounting.

5.6    Certain Accounting Matters

       Life shall cooperate with BB&T concerning accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices;

provided, that any action taken pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of Life contained in this Agreement; and provided further, that Life shall not be required to implement any changes in accounting or financial matters unless and until BB&T agrees in writing that all conditions to BB&T's obligation to consummate the Merger set forth in Sections 6.1 and 6.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to BB&T's obligation to consummate the Merger) have been satisfied or waived.

5.7    Access to Information

       Life and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Life shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Life and the Life Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this
Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.


5.8    Press Releases

       BB&T and Life shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9    Forbearances of Life

       Except with the prior written consent of BB&T, between the date hereof and the Effective Time, Life shall not, and shall cause each of the Life Subsidiaries not to:

         (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity;

         (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.12 per share of Life Common Stock payable on record dates and in amounts consistent with past practices; provided that any dividend declared or payable on the shares of Life Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and Life, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

         (c) issue any shares of its capital stock, except pursuant to the Stock Option Plan or the BB&T Option Agreement, or as necessary to comply with Section 5.5;

         (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

         (e) amend its articles of incorporation or bylaws; impose or permit imposition of any lien, charge or encumbrance on any share of stock held by it in any Life Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim other than in the ordinary course of business;

         (f) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices;

         (g) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

         (h) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the vesting of restricted stock awards outstanding as of the date of this Agreement or the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except with respect to officers and employees in the ordinary course of business consistent with past practices (it being understood that compensation of officers and other employees is generally reviewed in December or January of each year);

         (i) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

       provided, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

         (j) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Life or any Life Subsidiary or any business combination with Life or any Life Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Life or any Life Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this paragraph (j) shall not apply to furnishing information, negotiations or discussions following an unsolicited offer if, as a result of such offer, Life is advised in writing by legal counsel that the failure so to furnish information or negotiate would, more likely than not, constitute a breach of the fiduciary duties of Life's Board of Directors to its shareholders;

         (k) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Life or a Life Subsidiary or guarantee by Life or a Life Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the re-appointment of officers in the normal course); or
       (iv) any contract, agreement or understanding with a labor union;

         (1) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, Life shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

         (m) change its methods of accounting in effect at December 31, 1996, except as required by changes in GAAP concurred in by BB&T which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1996, except as required by changes in law or regulation;

         (n) incur any commitment for capital expenditures or obligation to make capital expenditures in excess of $50,000, for any one expenditure, or $150,000, in the aggregate;

         (o) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank and reverse repurchase arrangements in the ordinary course of business;

         (p)  take any action which would or could reasonably be expected to
       (i) cause the Merger not to be accounted for as a pooling-of-interest or not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

         (q) dispose of any material assets other than in the ordinary course of business; or

         (r)  agree to do any of the foregoing.

5.10   Employment Agreements

       BB&T (or its specified banking subsidiary) agrees to enter into (a) an employment agreement with Edward E. Cunningham substantially in the form of Annex C hereto, (b) an employment agreement with Tollie W. Rich, Jr. substantially in the form of Annex D hereto, and (c) employment agreements with each of Nelson R. Arnold, T. Frank Clements, Ralph T. Dempsey, Emory J. Dunning and Edward M. Locke substantially in the form of Annex E hereto.

5.11   Affiliates

       Life shall use its best efforts to cause all persons who are Affiliates of Life to deliver to BB&T promptly following this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder and except as consistent with qualifying the transactions contemplated hereby for pooling-of-interests accounting treatment, and in any event shall use its best efforts to cause such Affiliates to deliver to BB&T such written agreement prior to the Closing Date.

5.12   Section 401(k) Plan; ESOP; Welfare and Other Benefits

       (a) BB&T shall cause the 401(k) plan of Life to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, and the account balances of former employees of Life or the Life Subsidiaries who are participants in the Life plan shall be transferred to the accounts of such employees under the BB&T 401(k) plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the BB&T 401(k) plan as in effect from time to time (and subject to BB&T's right to terminate such plan). For purposes of administering the 401(k) plan and any other pension benefit plan of BB&T, service with Life and the Life Subsidiaries by each such employee shall be deemed to be service with BB&T or the BB&T Subsidiaries for participation and vesting purposes only.

       (b)(i) Each participant in the Life Employee Stock Ownership Plan ("Life ESOP") not fully vested will become fully vested in his or her Life ESOP account as of the Effective Time. As soon as practicable after the execution of this Agreement, Life and BB&T will cooperate to cause the Life ESOP to be amended and other action taken, in a manner reasonably acceptable to Life and BB&T, to provide that the Life ESOP will terminate upon the Effective Time. Between the date hereof and the Effective Time, Life or a Life Subsidiary shall make contributions to the Life ESOP in accordance with the provisions of the Life ESOP consistent with past practice, and the existing Life ESOP indebtedness ("Life ESOP Indebtedness") shall be paid down as required by the terms of the Life ESOP. Any Life ESOP Indebtedness remaining as of the Effective Time shall be repaid from the Trust associated with the Life ESOP through application or sale of the BB&T Common Stock received by the Life ESOP; provided, however, that any related sale or distribution of shares by (a) the Life ESOP shall be effected in accordance with the requirements of federal and any applicable state securities laws and regulations, and (b) the Life ESOP and any participant shall be effected in such a manner (and with such safeguards as may be necessary or appropriate) so as not to jeopardize the intended pooling of interests accounting treatment of the Merger. Upon the repayment of the Life ESOP Indebtedness, the remaining funds in the Life ESOP suspense account will be allocated (to the extent permitted by Sections 401(a), 415 or 4975 of the Code and the applicable laws and regulations including, without limitation, the applicable provisions of ERISA) to Life ESOP participants (as determined under the terms of the Life ESOP). Life and BB&T agree that, subject to the conditions described herein, as soon as practicable after the Effective Time and repayment of the Life ESOP Indebtedness, participants in the Life ESOP shall be entitled at their election to have the amounts in their Life ESOP accounts either distributed to them in a lump sum or rolled over to another tax-qualified plan (including the BB&T 401(k) Savings Plan to the extent permitted by such plan) or individual retirement account.

              (ii) The actions relating to termination of the Life ESOP will be adopted conditional upon the consummation of the Merger and upon receiving a favorable determination letter from the IRS with regard to the continued qualification of the Life ESOP after any required amendments. Life and BB&T will cooperate in submitting appropriate requests for any such determination letter to the IRS and will use their best efforts to seek the issuance of such letter as soon as practicable following the date hereof. Life and BB&T will adopt such additional amendments to the Life ESOP as may be reasonably required by the IRS as a condition to granting such determination letter, provided that such amendments do not (i) substantially change the terms outlined herein, (ii) have a Material Adverse Effect on Life and the Life Subsidiaries taken as a whole or (iii) result in an additional material liability to BB&T.

              (iii) As of and following the Effective Time, BB&T shall cause the Life ESOP to be maintained for the exclusive benefit of employees and other persons who were participants or beneficiaries therein prior to the Effective Time, and shall proceed with termination of the Life ESOP through distribution of its assets in accordance with its terms subject to the amendments described herein and as otherwise may be required to comply with applicable law or to obtain a favorable determination from the IRS as to the continuing qualified status of the Life ESOP; provided, however, that no such termination distributions from the Life ESOP shall occur after the Effective Time until a favorable determination letter has been received from the IRS.

       (c) Each employee of Life at the Effective Time who becomes an employee immediately following the Effective Time of BB&T or a BB&T Subsidiary ("Employer Entity") shall be eligible to participate in the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs; provided, that service with Life shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate in such welfare plans and programs.

       (d) Life and BB&T agree that the Merger shall constitute a "Change in Control" as defined in Section 7.01(c) of Life's Recognition and Retention Plan (the "RRP"). As of the Effective Time, each participant in the RRP shall become fully vested in all shares of Life Common Stock previously granted or awarded to him under the Life RRP, and such shares shall be converted into shares of BB&T Common Stock. As soon as practicable after the execution of this Agreement, Life and BB&T will cooperate to cause the RRP to be amended and other action taken, in a manner reasonably acceptable to Life and BB&T, to provide that the RRP will terminate upon the Effective Time. As soon as practicable following the Effective Time, and subject to any applicable federal or state securities laws, all shares of Life Common Stock previously granted or awarded to each participant in the RRP (but not yet distributed, and as converted to shares of BB&T Common Stock pursuant to the Merger) shall be distributed to such participant. Any shares of Life Common Stock outstanding under such Plan's related trust, but not subject to a grant or award, shall be converted into BB&T Common Stock as of the Effective Time and shall revert to BB&T.

       (e)    Each employee of Life or a Life Subsidiary who becomes an
employee of BB&T or a BB&T Subsidiary and is terminated by BB&T or a BB&T Subsidiary subsequent to the Effective Time, excluding any employee who has an existing employment or special termination agreement which is Disclosed, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to
severance pay under such policy.   Such employee's service with Life or a Life
Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

       (f) Prior to the Effective Time, BB&T shall use its reasonable best efforts to inform the employees of Life and the Life Subsidiaries of the likelihood of such employees having continued employment with BB&T or a BB&T Subsidiary following the Effective Time and, where appropriate, shall use its reasonable best efforts to interview the employees of Life to determine if there are mutually beneficial employment opportunities available at BB&T or a BB&T Subsidiary.

       (g) BB&T agrees to honor all employment agreements, severance agreements, deferred compensation agreements and the Non-Employee Directors' Retirement Plan that Life and the Life Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement.

5.13   Directors and Officers Protection

       BB&T or a BB&T Subsidiary shall purchase and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Life for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Life's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Life's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify all individuals who are or have been officers, directors or employees of Life prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent indemnification is provided pursuant to the Articles of Incorporation of Life on the date hereof and is permitted under the VSCA.


5.14   Forbearances of BB&T

       Except with the prior written consent of Life, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective Time, neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to be accounted for as a pooling-of-interest or not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein which would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; (iv) exercise the BB&T Option Agreement other than in accordance with its terms, or dispose of the shares of Life Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted by the terms thereof; or (v) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15   Reports

       Each of Life and BB&T shall file (and shall cause the Life Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or Life, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.16   Exchange Listing

       BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of Life Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17   Board of Directors of Virginia Banking Subsidiary

       Edward E. Cunningham, Jr. shall be elected Chairman of the Board of Directors of Branch Banking and Trust Company of Virginia ("BB&T-Virginia") and Tollie W. Rich, Jr., Donald I. Fentress, William T. Jonak, Jr. and Frederick V. Martin shall be elected as members of the Board of Directors of BB&T-Virginia as soon as practicable following the Effective Time. The remainder of the Life Board serving immediately preceding the Effective Time shall be offered seats on the BB&T-Virginia Advisory Board for the area including Norfolk, Virginia, as of the Effective Time. For eighteen months following the Effective Time, all Directors elected pursuant to this Section 5.17 shall receive, as compensation for service on the BB&T-Virginia Boards, Directors' fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for Directors of Life in effect on July 1, 1997. Following such eighteen-month period, such Directors shall receive Directors' fees in accordance with the standard schedule of fees for service on the applicable Boards as in effect from time to time. For two years after the Effective Time, no such Director shall be prohibited from serving on either of the BB&T-Virginia Boards because he shall have attained the maximum age for service on such Boards (currently age 70).

                                      ARTICLE VI
                                 CONDITIONS PRECEDENT

6.1    Conditions Precedent --BB&T and Life

       The respective obligations of BB&T and Life to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

       (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including without limitation the approval of the shareholders of Life and of BB&T Financial of the Agreement and the Plan of Merger;

       (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement, and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

       (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect;

       (d) None of BB&T, any of the BB&T Subsidiaries, Life or any of the Life Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement;

       (e) Life and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Life and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under
Section 368 of the Code and that the shareholders of Life will not recognize any gain or loss to the extent that such shareholders exchange shares of Life Common Stock for shares of BB&T Common Stock; and

       (f) BB&T shall have received letters, dated as of the date of filing of the Registration Statement with the Commission and as of the Effective Time, addressed to BB&T, in form and substance reasonably satisfactory to BB&T, from Arthur Andersen, LLP to the effect that the Merger will qualify for pooling-of-interest accounting treatment.

6.2    Conditions Precedent -- Life

       The obligations of Life to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Life pursuant to
Section 7.4:

       (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Life. The representations and warranties of BB&T set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.3(b)(i) and 4.4) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T.

       (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

       (c) BB&T shall have delivered to Life a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

       (d) Life shall have received opinions of counsel to BB&T in the form reasonably acceptable to Life's legal counsel.

       (e) All approvals of the transactions contemplated herein from the Federal Reserve Board and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger, shall have been received and all waiting periods with respect to such approvals shall have expired.

       (f) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.3    Conditions Precedent -- BB&T

       The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

       (a) All representations and warranties of Life shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Life set forth in Sections 3.1, 3.2 (except the last sentence thereof), 3.3 (except the last sentence thereof), 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis in amount).
There shall not exist inaccuracies in the representations and warranties of Life set forth in this Agreement (including the representations and warranties set forth in the Sections designated in the preceding sentence) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Life and the Life Subsidiaries taken as a whole.

       (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome.

       (c) Life shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

       (d) Life shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Life, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Life or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger.

       (e) BB&T shall have received opinions of counsel to Life in the form reasonably acceptable to BB&T's legal counsel.

       (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 to the extent necessary, in the reasonable judgment of BB&T, to ensure that the Merger will be accounted for as a pooling-of-interests under GAAP, and to promote compliance with Rule 145 promulgated by the Commission.

                                     ARTICLE VII
                      TERMINATION, DEFAULT, WAIVER AND AMENDMENT


7.1    Termination

       This Agreement may be terminated:

       (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto.

       (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Life and Section 6.3(a) in the case of BB&T; and, in the case of
(i) or (ii), if such breach or inaccuracy has not been cured by the earlier of 30 days following written notice of such breach to the party committing such breach or the Effective Time.

       (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

       (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run.

       (e) At any time, by either party hereto in writing, if the shareholders of Life do not approve the Agreement and the Plan of Merger.

       (f) At any time following July 31, 1998, by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or undertakings herein.

       (g) By Life at any time during the five-day period commencing after the Determination Date if both of the following conditions are satisfied:

         (1)  the Converted Value shall be less than $27.00; and

         (2) (i) the quotient obtained by dividing the Closing Value by $54.875 (such number being referred to herein as the "BB&T Ratio") shall be less than (ii) 90% of the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date.

subject, however, to the following three sentences. If Life determines not to consummate the Merger pursuant to this Section 7.1(g), it shall give prompt written notice of election to terminate to BB&T, which notice may be withdrawn at any time prior to the close of the ten-day period commencing after the Determination Date. During the five-day period commencing with its receipt of such notice, BB&T shall have the option, in the case of a failure to satisfy the condition in clause (1), to elect to increase the Exchange Ratio to a number such that the Converted Value is no less than $27.00. The election contemplated by the preceding sentence shall be made by giving notice to Life of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(g). If the Closing Date shall occur during the five-day period such option is in effect, the Closing Date shall be extended until the fifth Business Day following the close of such five-day period.

       For purposes of this Section 7.1(g), the following terms shall have the meanings indicated:

         "Converted Value" shall mean the product of the Closing Value multiplied by an Exchange Ratio of .60.

         "Determination Date" shall mean the tenth calendar day preceding the date designated by BB&T as the Closing Date.

         "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

         Bank Holding Companies                          % Weighting
         ----------------------                          ------------

         AmSouth Bancorporation                             2.40
         CoreStates Financial Corp                          9.21
         Comerica Incorporated                              5.17
         Fifth Third Bancorp                                6.35
         First of America Bank Corp.                        2.98
         Firstar Corporation                                3.28
         Huntington Bancshares Inc.                         3.93
         Mellon Bank Corporation                            8.34
         Mercantile Bancorporation, Inc.                    3.94
         National City Corporation                          7.99
         Northern Trust Corporation                         4.00
         Regions Financial Corporation                      3.18
         SouthTrust Corporation                             3.01
         SunTrust Banks, Inc.                               8.72
         Summit Bancorp.                                    4.66
         U.S. Bancorp                                      15.41
         Wachovia Corporation                               7.43

         Total                                            100.00%
                                                          -------
                                                          -------


         "Index Price" on a given date shall mean the weighted average (weighted in accordance with the "% Weighting" listed above) of the closing sales prices of the companies composing the Index Group (determined as provided with respect to the Determination Value).

         "Starting Date" shall mean the date of this Agreement.

       If any company belonging to the Index Group or BB&T declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or BB&T shall be appropriately adjusted for the purposes of applying this Section 7.1(g).


7.2    Effect of Termination

       In the event this Agreement and the Plan of Merger is terminated pursuant to Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for an uncured breach of the covenant, agreement, representation or warranty giving rise to such termination. The BB&T Option Agreement shall be governed by its own terms.

7.3    Survival of Representations, Warranties and Covenants

       All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time (including Sections 5.10, 5.12, 5.13 and 5.17 hereof), other than covenants that by their terms are to be performed after the Effective Time; provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or Life (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or Life, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and Life of the transactions contemplated herein.

7.4    Waiver

       Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Life shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to Section 7.5, executed after approval by the Life shareholders of this Agreement and the Plan of Merger shall reduce either the number of shares of BB&T Common Stock into which each share of Life Common Stock shall be converted in the Merger or the payment terms for fractional interests.

7.5    Amendment or Supplement

       This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Life, subject to the proviso to Section 7.4.

                                     ARTICLE VIII
                                    MISCELLANEOUS

8.1    Expenses

       Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by Life.

8.2    Entire Agreement

       This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for rights of directors, officers and employees of Life to enforce rights in Sections 5.13 and 5.17 applicable to them.

8.3    No Assignment

       None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

8.4    Notices

       All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

       If to Life:

         Edward E. Cunningham
         Life Bancorp, Inc.
         109 East Main Street
         Norfolk, Virginia   23510
         Telephone: 757-858-1098
         Fax: 757-858-1053

       With a required copy to:

         Mr. Gerald F. Heupel, Jr.

         Elias, Matz, Tiernan & Herrick
         12th Floor
         Washington, D.C.  20005
         Telephone: 202-347-0300
         Fax: 202-347-2172

       If to BB&T or BB&T Financial:

         Scott E. Reed
         150 South Stratford Road
         4th Floor
         Winston-Salem, North Carolina 27104
         Telephone: 910-733-3088
         Fax: 910-733-2296

       With a required copy to:

         William A. Davis, II
         Womble Carlyle Sandridge & Rice, PLLC
         200 West Second Street
         Winston-Salem, North Carolina 27102
         Telephone: 910-721-3624
         Fax: 910-733-8364

Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5    Specific Performance.

       Life acknowledges that the Life Common Stock and the Life business and assets are unique, and that if Life fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law. BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Life shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

8.6    Captions

       The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7    Counterparts

       This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8    Governing Law

       This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.

       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                  BB&T CORPORATION


                                  By
                                      ----------------------------------------
                                         Title:
                                                 -----------------------------


                                  BB&T FINANCIAL CORPORATION OF VIRGINIA


                                  By
                                      ----------------------------------------
                                         Title:
                                                 -----------------------------


                                  LIFE BANCORP, INC.


                                  By
                                      ----------------------------------------
                                         Title:
                                                 -----------------------------

                                                                    Exhibit A

                                    PLAN OF MERGER
                                           OF
                                        LIVELY
                                    WITH AND INTO
                        BB&T FINANCIAL CORPORATION OF VIRGINIA


       Section 1.     Corporations Proposing to Merge and Surviving
Corporation. Lively, a Virginia corporation ("Lively") shall be merged (the "Merger") with and into BB&T Financial Corporation of Virginia, a Virginia corporation ("BB&T Financial"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of _____________, (the "Agreement"), by and among Lively, BB&T Financial and BB&T Corporation, a North Carolina corporation and parent corporation of BB&T Financial ("BB&T"). The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Clerk of the State Corporation Commission of Virginia. BB&T Financial shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Lively shall cease.

       Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

       Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of BB&T Financial as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the VSCA.

       Section 4.     Conversion of Shares.

       (a)    At the Effective Time, each share of common stock, par value
$.01, of Lively ("Lively Common Stock") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become the right to receive shares of common stock, $5.00 par value per share, of BB&T ("BB&T Common Stock") as described in Section 5.

       (b) At the Effective Time, each share of the common stock of BB&T Financial issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

       Section 5. Merger Consideration. As used herein, the term "Merger Consideration" shall mean the portion of a whole share of BB&T Common Stock to be exchanged for each share of Lively Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be exchanged for a share of Lively Common Stock, determined as follows:

       (a) The number of shares of BB&T Common Stock to be issued in exchange for each issued and outstanding share of Lively Common Stock shall be in the ratio of .58 shares of BB&T Common Stock for each such share of Lively Common Stock (the "Exchange Ratio"); provided, that if the product of the Exchange Ratio multiplied by the Closing Value (defined below) is less than $33.00, the Exchange Ratio shall be increased by an amount necessary to increase such product to $33.00, but in no event shall the Exchange Ratio exceed .60.

       (b) For purposes of this Section 4, the "Closing Value" of BB&T Common Stock shall mean the average closing price per share on the NYSE Composite Transactions List (as reported by The Wall Street Journal) on the ten trading days (determined by excluding days on which the NYSE is closed) immediately preceding the tenth calendar day preceding the Effective Time (the tenth day to be determined by counting the day preceding the Effective Time as the first day).

       (c) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. No person will be entitled to dividends, voting rights, or any other rights as a BB&T shareholder in respect of any fractional share.


       Section 6. Conversion of Stock Options. At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become an option under the BB&T 1995 Omnibus Stock Incentive Plan (the "BB&T Option Plan"), and shall be governed by the terms and conditions of the BB&T Option Plan; provided, that in no event shall the vesting, exercise and duration provisions of any Stock Option following conversion to an option under the BB&T Option Plan be less favorable to the optionee than provided under the individual stock option agreements as in effect under the Stock Option Plan immediately preceding the Effective Time. In making such conversion, (i) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Lively Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, (ii) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent, and (iii) no restrictions on transfers shall be placed on shares of BB&T Common Stock received through the exercise of the option except to the extent such restrictions would have been placed on such shares under such Lively plan or are required by the Securities Laws. In addition, each such Stock Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under
Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. BB&T and Lively agree to take all necessary steps to effectuate the foregoing provisions of this Section 6. Each grant of a converted option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion, be approved in accordance with the provisions of Rule 16b-3.


       Section 7. No Fractional Shares. Notwithstanding any other term or provision hereof, no fraction of a share of BB&T Common Stock, and no certificates or script therefor or other evidence of ownership thereof, will be issued in connection with the conversion of Lively Common Stock in the Merger, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests of the Surviving Corporation. In lieu of such fractional shares, any holder of shares who would otherwise be entitled to fractional shares of BB&T Common Stock will, upon receipt by the Surviving Corporation of the letter of transmittal and other documents described in Section 2.8(d) of the Agreement, be paid the cash value of each such fraction, computed in accordance with the ratio set forth in Section 5 above.

       Section 8. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that: (i) any such amendment is approved by the Boards of Directors of Lively and BB&T Financial; and (ii) no such amendment made subsequent to the submission of this Plan of Merger to the shareholders of Lively shall have any of the effects specified in Section 13.1-718.I of the VSCA without the approval of the shareholders affected thereby.